Exhibit 99.1

Zoned Properties Strengthens Balance Sheet,

Enters 2017 in Strong Position for Sustainable Growth

Company Agrees to Sell Non-Core, Non-Marijuana Property in Tempe, Ariz. to Capture Value from Successful
Development and Reduce Debt

SCOTTSDALE, Ariz., January 12, 2017 /PRNewswire/ -- Zoned Properties, Inc. (OTCQX: ZDPY), a strategic real estate development firm whose primary mission is to identify, develop, and lease sophisticated, safe, and sustainable properties in emerging industries, including the licensed marijuana industry, today announced that it has taken proactive steps to strengthen the Company’s balance sheet.

Specifically, the Company has:

●	Agreed to sell its property at 422 S. Madison Dr. in Tempe, Ariz. for $2.125 million in gross proceeds. This property is leased to a non-marijuana business, and management views it as non-core to the Company’s strategy. $20,000 has been placed into escrow. The sale is expected to close in approximately 60 days, following due diligence, enabling Zoned Properties to be released from the deed of trust related to the property.

●	Received aggregate commitments for $2.020 million in financing from the Company’s Chief Executive Officer and a private investor in the form of convertible debentures bearing an annual interest rate of 6% over a 5-year term. The additional capital will directly contribute to shovel-ready development and expansion plans at the Chino Valley, Arizona cultivation facilities and Tempe, Arizona Medical Marijuana Business Park.

“As we enter 2017, we are in the strongest position in our company’s history, with a streamlined balance sheet, improving access to growth capital and a portfolio of properties well-situated to benefit from the continuing expansion of the licensed marijuana industry,” commented Bryan McLaren, Chief Executive Officer of Zoned Properties. “During 2016, we cleared the path to expand our properties in Tempe and Chino Valley, Arizona, as well as Parachute, Colorado, and we look forward to completing these expansions and securing additional tenants during 2017. We have expanded and strengthened our board of directors, and established an independent audit committee. Our sustainable approach to property development and risk mitigation is resonating with municipalities and tenants, and I am increasingly confident regarding the Company’s ability to execute its business development strategy. The financial investment made by our largest shareholder has reinforced the strong commitment our shareholders have to the Company and demonstrates the value of the progress we have made to date and our business plans and growth potential going forward.”

“We expect to utilize the proceeds from the property sale and the additional financing to retire a majority of the Company’s debt, including the deed of trust and existing convertible debt. We also plan to complete the next phases of expansion for the tenants at our key licensed marijuana properties, enabling us to generate higher rental revenue and driving sustainable property value,” added Mr. McLaren. “With additional cash on hand and an improved balance sheet we are well-positioned to selectively make additional investments to fuel our growth objectives for the upcoming year.”

About Zoned Properties, Inc. (ZDPY):

Zoned Properties is a strategic real estate development firm whose primary mission is to identify, develop, and lease sophisticated, safe, and sustainable properties in emerging industries. The Company acquires commercial properties that face unique zoning challenges and identifies solutions that can potentially have a major impact on the cash flow and value generated. Zoned Properties targets commercial properties that can be acquired and potentially re-zoned for specific purposes. Zoned Properties does not grow, harvest, sell or distribute cannabis or any substances regulated under United States law such as the Controlled Substances Act.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts included in this press release are forward-looking statements. In some cases, forward-looking statements can be identified by words such as "believe," "expect," "anticipate," "plan," "potential," "continue" or similar expressions. Such forward-looking statements include risks and uncertainties, and there are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These factors, risks and uncertainties are discussed in the Company's filings with the Securities and Exchange Commission. Investors should not place any undue reliance on forward-looking statements since they involve known and unknown, uncertainties and other factors which are, in some cases, beyond the Company's control which could, and likely will, materially affect actual results, levels of activity, performance or achievements. Any forward-looking statement reflects the Company's current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to operations, results of operations, growth strategy and liquidity. The Company assumes no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

Investor Relations

Brett Maas
Managing Partner
Hayden IR
Tel (646) 536-7331
brett@haydenir.com